Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS:	MEDIA:
Trent Kruse	Christopher Savarese
(717) 975-3710	(717) 975-5718
investor@riteaid.com	Christopher.Savarese@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID PROVIDES UPDATE ON FISCAL YEAR 2021 GUIDANCE

•	Fourth Quarter Results Significantly Impacted by Weak Cough, Cold and Flu Season, Continued Effects Related to the COVID-19 Pandemic and Difficult Weather Conditions

•	Fiscal 2021 Net Loss is Now Expected to be Between $90 Million and $100 Million

•	Fiscal 2021 Adjusted EBITDA is Now Expected to be Between $425 Million and $435 Million

•	Year-end Liquidity Remains Strong and is Approximately $1.7 Billion

Camp Hill, Pa. (Mar. 24, 2021)—Rite Aid Corporation’s (NYSE: RAD) fourth quarter 2021 financial results were significantly impacted by a soft cough, cold and flu season, ongoing impacts related to COVID-19 and challenging weather conditions. As a result, the Company is updating its guidance for the fiscal year ended February 27, 2021.

“During the fourth quarter our industry was impacted by a historically soft cough, cold and flu season, as well as the continued impacts of COVID on the deferral of elective procedures and related acute prescription volume and selling, general and administrative expenses. In addition, there were significant weather events in February that impacted our supply chain and depressed sales,” said Heyward Donigan, president and CEO of Rite Aid. “Looking ahead, we have seen acute prescriptions return to positive levels in March, and we are proud to be selected as one of the retail providers administering COVID vaccines in the majority of our key states and cities, representing over 1,800 of our stores. We are significantly ramping up the number of vaccines we are administering on a daily basis, and have administered approximately 1 million COVID vaccines in March to date. Despite the extraordinary external headwinds that impacted our fourth quarter results, the entire organization is engaged, motivated and relentless in the execution of our RxEvolution strategy.”

Front-end comparable same store sales declined approximately 5.6 percent in the quarter ended February 27, 2021, driven by a decline of nearly 37 percent in cough, cold and flu related categories. The decline in these categories had a disproportionately negative impact on front-end gross profit, as these are comprised of higher margin products. Comparable same store prescriptions declined approximately 1.0 percent, driven by an over 14 percent decline in acute prescriptions. The Company also incurred incremental COVID related SG&A expenses due to a one time hero-pay bonus, cleaning costs, pandemic sick leave and other incremental operating costs. Rite Aid Corporation estimates the following impacts on fourth quarter adjusted EBITDA:

•	$20 million to $24 million from lower incidence in cough, cold and flu related illnesses;
•	$20 million to $24 million due to difficult weather conditions; and
•	$10 million to $12 million related to continued effects of COVID-19.

The total unanticipated impact on the quarter results was approximately $50 million to $60 million.

Outlook for Fiscal 2021

For fiscal 2021, Rite Aid Corporation now expects revenues to be approximately $24.0 billion with same store sales expected to increase approximately 3.5 percent over fiscal 2020.

Net loss is expected to be between $90 million and $100 million.

Adjusted EBITDA is expected to be between $425 million and $435 million.

Capital expenditures are expected to be approximately $315 million, which includes $95 million for our acquisition of Bartell Drugs.

Liquidity is approximately $1.7 billion.

Fourth Quarter Earnings Announcement

Rite Aid Corporation is scheduled to release financial results for its Fiscal 2021 Fourth Quarter, which ended Feb. 27, 2021, on Thursday, Apr. 15, 2021. The company will hold an analyst call at 8:30 a.m. Eastern Time with remarks by Rite Aid's management team. The call will be broadcast via the Internet at https://www.riteaid.com/corporate/investor-relations/presentations.

The telephone replay will be available beginning at 12:30 p.m. Eastern Time on Thursday, April 15, 2021 and ending at 11:59 p.m. Eastern Time on May 5, 2021. To access the replay of the call, telephone (800) 585-8367 or (416) 621-4642 and enter the seven-digit reservation number 2368577.

The webcast replay of the call will also be available at https://www.riteaid.com/corporate/investor-relations/presentations starting at 12 p.m. Eastern Time Thursday, April 15, 2021. The playback will be available until the company’s next conference call.

About Rite Aid Corporation

Rite Aid Corporation is on the front lines of delivering healthcare services and retail products to more than 1.6 million Americans daily. Our pharmacists are uniquely positioned to engage with customers and improve their health outcomes. We provide an array of whole being health products and services for the entire family through over 2,400 retail pharmacy locations across 17 states. Through Elixir, we provide pharmacy benefits and services to approximately 4 million members nationwide. For more information, https://www.riteaid.com/corporate.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this release that are not historical, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Rite Aid's outlook and guidance for fiscal 2021; the continued impact of the global coronavirus (COVID-19) pandemic on Rite Aid’s business; our ability to increase the administration of vaccines; and any assumptions underlying any of the foregoing. Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," and "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to: the impact of COVID-19 on our workforce, operations, stores, expenses, and supply chain, and the operations of our customers, suppliers and business partners; our ability to successfully implement our RxEvolution strategy; our high level of indebtedness and our ability to satisfy our obligations and the other covenants contained in our debt agreements; general competitive, economic, industry, market, political (including healthcare reform) and regulatory conditions, civil unrest (including any resulting store closures, damage, or loss of inventory), as well as other factors specific to the markets in which we operate; the impact of private and public third-party payers continued reduction in prescription drug reimbursements and efforts to encourage mail order; our ability to manage expenses and our investments in working capital; our ability to achieve the benefits of our efforts to reduce the costs of our generic and other drugs; our ability to achieve cost savings and other benefits of our organizational restructuring within our anticipated timeframe, if at all; outcomes of legal and regulatory matters; and our ability to partner and have relationships with health plans and health systems.

These and other risks, assumptions and uncertainties are more fully described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K, in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q filed on July 2, 2020 and in other documents that we file or furnish with the Securities and Exchange Commission (the “SEC”), which you are encouraged to read. To the extent that COVID-19 adversely affects our business and financial results, it may also have the effect of heightening many of such risk factors.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.

The degree to which COVID-19 may adversely affect Rite Aid’s results and operations, will depend on numerous evolving factors and future developments, which are highly uncertain, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact (such as travel bans and restrictions, quarantines, shelter-in-place orders and shutdowns), including the reinstitution of more stringent regulations (including mandatory stay at home orders, the availability and rollout of vaccines to treat the virus), and how quickly and to what extent normal economic and operating conditions can resume. As a result, the impact on Rite Aid’s financial and operating results cannot be reasonably estimated with specificity at this time, but the impact could be material. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Reconciliation of Non-GAAP Financial Measures

Rite Aid separately reports financial results on the basis of Adjusted EBITDA which is non-GAAP financial measure. See the attached table for a reconciliation of Adjusted EBITDA to net income (loss), which is the most directly comparable GAAP financial measure. Adjusted EBITDA is defined as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, goodwill and intangible asset impairment charges, inventory write-downs related to store closings, gains or losses on debt modifications and retirements, gain on Bartell acquisition, the WBA merger termination fee, and other items (including stock-based compensation expense, merger and acquisition-related costs, non-recurring litigation settlement, severance, restructuring-related costs and costs related to facility closures and gain or loss on sale of assets). The add back of LIFO (credit) charge when calculating Adjusted EBITDA removes the entire impact of LIFO (credits) charges, and effectively reflects Rite Aid's results as if the company was on a FIFO inventory basis.

The financial results presented in this press release are preliminary and may change. This preliminary financial information has been prepared by management, and the company’s independent accountants have not completed their audit or review of such financial information. There can be no assurance that the company’s actual results for the periods presented herein will not differ from the preliminary financial data presented herein and such changes could be material. In particular, net loss will be impacted by final valuations related to our acquisition of Bartell Drugs, which has not yet been completed. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods.

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RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS GUIDANCE TO ADJUSTED EBITDA GUIDANCE
YEAR ENDED FEBRUARY 27, 2021
(In thousands)
(unaudited)

	Guidance Range
	Low	High
Total Revenues	$23,975,000	$24,000,000

PBM Revenues	$7,850,000	$7,950,000

Same store sales	3.40%	3.50%

Gross Capital Expenditures	$315,000	$315,000

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(100,000)	$(90,000)
Adjustments:
Interest expense	201,000	201,000
Income tax benefit	(10,000)	(10,000)
Depreciation and amortization	327,000	327,000
LIFO credit	(52,000)	(52,000)
Lease termination and impairment charges	57,000	57,000
Intangible asset impairment charges	30,000	30,000
Gain on debt modifications and retirements, net	(5,000)	(5,000)
Merger and Acquisition-related costs	10,000	10,000
Restructuring-related costs	85,000	85,000
Gain on sale of assets, net	(70,000)	(70,000)
Gain on Bartell Drug acquisition	(61,000)	(61,000)
Other	13,000	13,000
Adjusted EBITDA	$425,000	$435,000